Exhibit 99.2

745 Seventh Avenue New York, NY 10019 United States

April 27, 2017

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated February 23, 2017, to the Board of Directors of DigitalGlobe, Inc. (the “Company”), as an Annex to the proxy statement/prospectus that forms a part of the Registration Statement on Form F-4 of MacDonald, Dettwiler and Associates Ltd. (“MDA”), as filed by MDA on April 27, 2017 (the “Registration Statement”), relating to the proposed transaction between the Company and MDA and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings Summary—Opinion of Barclays, Risk Factors—Risks Relating to the Merger, The Merger Proposal—Background of the Merger, The Merger Proposal—DigitalGlobe’s Reasons for the Merger; Recommendation of the DigitalGlobe Board of Directors, The Merger Proposal—Opinions of DigitalGlobe’s Financial Advisors—Opinion of Barclays, The Merger Proposal—Certain Unaudited Prospective Financial Information Used by the DigitalGlobe Board and DigitalGlobe’s Financial Advisors—Projections with Respect to DigitalGlobe, The Merger Agreement—Board Recommendation and The Merger Agreement—Representations and Warranties.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Ricardo Zubieta
Name:	Ricardo Zubieta
Title:	Managing Director